As filed with the Securities and Exchange Commission on July 3, 2017
                                                                                                             Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

DEFENSE TECHNOLOGIES INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	Applied for
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4730 South Fort Apache Road, Suite 300, Las Vegas, Nevada	89147
(Address of Principal Executive Offices)	(Zip Code)

Business Consulting Agreement – June 16, 2017
(Full title of the plan)

Merrill W. Moses
President
Defense Technologies International Corp.
4730 South Fort Apache Road, Suite 300, Las Vegas, Nevada 89147
(Name and address of agent for service)

(800) 520-9485
(Telephone number, including area code, of agent for service)

Copy to:

Leonard E. Neilson, Esq.
8160 Highland Drive, Suite 104
Sandy, Utah 84093

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	□	Accelerated filer	□
Non-accelerated filer	□	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	□

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   □

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.00001(1)	18,750,000 shares	$0.0034 per share	$63,750.00	$7.39

(1)
Based upon shares of common stock granted under the plan covered by this registration statement.   The fee with respect to these shares has been calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the last sale reported for the registrant's common stock on a date within five (5) days prior to the date of filing this registration statement, as reported by the OTC Pink market.

Part  II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents, which have been filed by Defense Technologies International, Inc., a Delaware corporation (the "Company" or "Registrant") with the Securities and Exchange Commission (the "SEC"), are incorporated by reference in this registration statement:

*	Registrant's Annual Report on Form 10-K for the fiscal year ended April 31, 2016, filed July 29, 2016.

*
Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2016 (filed September 14, 2016), October 31, 2016 (filed December 15, 2016), and January 31, 2017 (filed March 22, 2017).

*	Registrant's Current Reports on Form 8-K filed on May 4, 2016, May 24, 2016, June 21, 2016, July 20, 2016, October 7, 2016, October 21, 2016, March 14, 2017 and June 21, 2017.

*
The description of the Company's Common Stock set forth in its Registration Statement on Form 8-A, filed on November 13, 2012, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable. The Common Stock of the Company is registered under Section 12 of the Exchange Act.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Delaware General Corporation Law ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors, and the Company's amended and restated certificate of incorporation includes such an exculpation provision. The Company's amended and restated certificate of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at the Company's request as a director or officer or another position at another corporation or enterprise, as the case may be. The Company's amended and restated certificate of incorporation and bylaws also provide that the Company must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Company's amended and restated certificate of incorporation expressly authorizes the Company to carry directors' and officers' liability insurance to protect the Company, its directors, officers and certain employees against some liabilities, and the Company has purchased such insurance.

The limitation of liability and indemnification provisions in the Company's amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation being brought against the Company's directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions will not limit or eliminate the Company's rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, the Company may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

The foregoing indemnification right shall not be exclusive of any other right which an indemnified person may have, or hereafter acquire by statute, articles of incorporation, bylaws, agreement, vote of stockholders or other means.

Item 7.  Exemption from Registration Claimed.

Not applicable.

 Item 8.  Exhibits.

(a) The following exhibits represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit No.	Exhibit Name

5.1*	Opinion of Leonard E. Neilson, Attorney at Law P.C.

23.1*	Consent of Haynie & Company, Independent Registered Certified Public Accountants.

23.2*	Consent of Leonard E. Neilson, Attorney at Law, P.C. (included in Exhibit 5.1).

99.1*	Business Consulting Agreement – June 16, 2017.

* Filed herewith

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 3rd day of July 2017.

Defense Technologies International Corp.
("Registrant")

By:	/s/ Merrill W. Moses
Merrill W. Moses, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Merrill W. Moses such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Merrill w. mOSES	President, Chief Executive Officer and Director	July 3, 2017
Merrill W. Moses	(Principal Executive Officer)
(Acting Principal Financial and Accounting Officer)

/S/ Charles C. Hooper	Director	July 3, 2017
Charles C. Hooper